          Consent of Independent Registered Public Accounting Firm

To the Shareholders and Board of Trustees of
   OFI Tremont Core Strategies Hedge Fund and
   OFI Tremont Market Neutral Hedge Fund

We consent to the use of our report  dated May 24, 2007 with  respect to the statement of assets and  liabilities  of OFI Tremont Core  Strategies  Hedge
Fund,  including the  statement of  investments,  as of March 31, 2007,  and the  related  statements  of  operations,  changes in net  assets,  and cash flows and financial highlights for the year then ended.

We consent to the use of our report  dated May 24, 2007 with  respect to the statement of assets and  liabilities  of OFI Tremont  Market  Neutral  Hedge
Fund,  including the  statement of  investments,  as of March 31, 2007,  and the  related  statements  of  operations,  changes in net  assets,  and cash flows and financial highlights for the year then ended.

/s/ KPMG LLP
KPMG LLP

New York, New York
February 4, 2008